AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

KIT DIGITAL, INC.

KIT digital, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.          The name of the corporation is KIT digital, Inc. and the name under which the corporation was originally incorporated is Virilitec Industries, Inc. The original certificate of incorporation of the corporation was filed with the Secretary of the State of Delaware on August 11, 1998 (the “Original Certificate of Incorporation”). The Original Certificate of Incorporation was subsequently renewed and amended, to among other things, change the corporation’s name most recently to KIT digital, Inc.

2.          The corporation filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) its Third Amended Plan of Reorganization on August 4, 2013 (the “Chapter 11 Plan”) which, pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), was confirmed by an order of the Bankruptcy Court, entered August 7, 2013 (the “Confirmation Order”). The Bankruptcy Court had jurisdiction over a proceeding for the reorganization of the corporation under the Bankruptcy Code, and the Confirmation Order provides for the making and filing of this Amended and Restated Certificate of Incorporation.

3.          This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the Confirmation Order.

4.          The text of the Original Certificate of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

First:              Name. The name of the corporation is Piksel, Inc. (the “Corporation”).

Second:        ADDRESS. The address, including street, number, city, county and postal code, of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

Third:             PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth:            CAPITALIZATION; RESERVATION OF SHARES; NO PRE-EMPTIVE RIGHTS; NONVOTING SECURITIES.

(a)          Authorized for Issuance. The total number of shares of stock that the Corporation shall have authority to issue is 1,051,000,000 shares, consisting of: (1) 900,000,000 shares of Class A Common Stock, par value $.0001 per share, which shall be comprised of (i) 500,000,000 shares of Series A-1 Common Stock (the “Series A-1 Common Stock”) and (ii) 400,000,000 shares of Series A-2 Common Stock (the “Series A-2 Common Stock”); (2) 150,000,000 shares of Class B Common Stock, par value $.0001 per share (the “Class B Common Stock”); and (3) 1,000,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock) issuable in one or more series as hereinafter provided. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Series A-1 Common Stock, the Series A-2 Common Stock and the Class B Common Stock shall be identical in all respects and shall have equal rights and privileges. The Series A-1 Common Stock and the Series A-2 Common Stock are referred to herein collectively as the “Class A Common Stock” and, together with the Class B Common Stock, are referred to collectively herein as the “Common Stock.”

The number of authorized shares of any series, class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted, except that the affirmative votes of a majority of the holders of the Series A-1 Common Stock shall be required to authorize an increase or decrease in the number of authorized shares of the Series A-1 Common Stock.

(b)          Reservation of Authorized Common Stock.

i.            The Corporation shall reserve, from the Effective Date (as defined in the Chapter 11 Plan) until the board of directors of the Corporation (the “Board of Directors”) determines that the Corporation has complied with its obligations under the Chapter 11 Plan, enough authorized shares of Series A-1 Common Stock to be issued in accordance with the terms of the Chapter 11 Plan, including upon the automatic conversion of any issued and outstanding Class B Common Stock upon the expiration of all Reorganized KDI Warrants and upon exercise of the WTI Warrants (all as defined in the Chapter 11 Plan).

ii.         The Corporation shall reserve, from the Effective Date until the Board of Directors determines in its sole discretion that such reserve is no longer necessary, enough authorized shares of Series A-2 Common Stock to issue in the event that holders of Reorganized KDI Warrants and holders of Litigation Warrants (as each term is defined in the Chapter 11 Plan), respectively, exercise such warrants, which are exercisable for shares of Series A-2 Common Stock.

(c)          No Pre-Emptive Rights. The holders of shares of capital stock of the Corporation, as such, shall have no pre-emptive right to purchase or have offered to them for purchase any shares of Preferred Stock or Common Stock or other securities, whether debt or equity, whether now or hereafter authorized, issued or to be issued by the Corporation.

(d)          Nonvoting Equity Securities. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code. The prohibition on the issuance of nonvoting equity securities is included in this Amended and Restated Certificate of Incorporation in compliance with section 1123(a)(6) of the Bankruptcy Code.

FIFTH:              COMMON STOCK. The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the series of Common Stock:

(a)          General. Except as otherwise set forth in this Article FIFTH, the relative powers, preferences and participating, optional or other special rights, and qualifications, limitations or restrictions of each series of Common Stock shall be identical in all respects.

(b)          Rights and Privileges of Class A Common Stock. Series A-1 Common Stock and Series A-2 Common Stock shall be identical in all respects and shall have equal rights and privileges, except as follows:

i.            Shares of Series A-2 Common Stock shall be issued by the Corporation only upon the exercise of Reorganized KDI Warrants or Litigation Warrants (as each term is defined in the Chapter 11 Plan). The Corporation shall use all proceeds from the exercise of the Reorganized KDI Warrants to redeem from the members of the Plan Sponsor Group, on a pro rata basis, up to fifty percent (50%) of the Class B Common Stock issued to the Plan Sponsor Group (as defined in the Chapter 11 Plan) on the Effective Date. Notwithstanding the number of Reorganized KDI Warrants exercised, upon the date of expiration of the Reorganized KDI Warrants exercise period (the “Calculation Date”), (i) the Plan Sponsor Group will retain no less than fifty percent (50%) of the number of shares of Class B Common Stock issued to the Plan Sponsor Group on the Effective Date, (ii) all shares of Class B Common Stock retained by the Plan Sponsor Group shall automatically be converted at such time into Series A-1 Common Stock representing in the aggregate no less than 44.645% of all Class A Common Stock and (iii) the shares of Series A-1 Common Stock issued to the DIP Facility Lender pursuant to the Chapter 11 Plan shall represent 10.71% of all Class A Common Stock (in each case, subject to dilution for any shares of Series A-1 Common Stock that are (x) issued pursuant to the Management Equity Incentive Plan (as defined in the Chapter 11 Plan), (y) issued to WTI on account of the WTI Secured Claims and/or upon exercise of the WTI Warrants and (z) issued to the Plan Sponsor Group in payment of the Commitment Fee, each as more fully described in the Chapter 11 Plan). On the Calculation Date, the Corporation shall calculate the ratio of the shares of Series A-1 Common Stock issued and outstanding on such date, to the aggregate shares of Class A Common Stock issued and outstanding on such date (including shares of Series A-2 Common Stock). Such ratio shall be calculated by using a fraction (expressed as a percentage), the numerator of which is the aggregate number of shares of Series A-1 Common Stock issued and outstanding on the Calculation Date (including all Series A-1 Common Stock issued upon conversion of the Class B Common Stock), and the denominator of which is the aggregate number of shares of Class A Common Stock then outstanding on the Calculation Date (on a fully diluted basis after giving effect to all issuances of Class A Common Stock and the conversion of the Class B Common Stock to be effectuated as set forth herein, including pursuant to ARTICLE FIFTH paragraph (c)(ii) below) (the “Series A-1 Ratio”).

ii.          Litigation Warrants may only be exercised following the Calculation Date. Simultaneous with the issuance of any Series A-2 Common Stock pursuant to the exercise of Litigation Warrants, the Company shall issue additional shares of Series A-1 Common Stock to the holders of the Series A-1 Common Stock, pro rata in accordance with their respective holdings of Series A-1 Common Stock, so that the Series A-1 Ratio is maintained. The Series A-1 Ratio shall be adjusted from time to time, as determined by the Board of Directors, to take into account changes in the Common Stock subsequent to the Calculation Date (other than shares of Series A-2 Common Stock), including, but not limited to issuances of shares of Common Stock pursuant to the Management Equity Incentive Plan, and in connection with any acquisitions, capital transactions or other similar transactions. For the avoidance of doubt, to the extent that the WTI Warrant (as defined in the Plan) is not otherwise adjusted upon the exercise of a Litigation Warrant (as defined in the Plan), the WTI Warrant shall adjust in accordance with terms thereof.

iii.         The Corporation shall distribute all proceeds from the exercise of any Litigation Warrants to the holders of shares of Series A-2 Common Stock holding such Series A-2 Common Stock immediately prior to such exercise pro rata in accordance with their respective holdings of Series A-2 Common Stock, as a return on capital (to the extent possible), as soon as practicable; provided, that the Corporation shall not be obligated to distribute or cause to be distributed any such proceeds unless it is in possession of at least $500,000 of such proceeds at the time of such distribution. Notwithstanding the foregoing, the Corporation shall distribute all such proceeds to the holders of shares of Series A-2 Common Stock, pro rata in accordance with their respective holdings of Series A-2 Common Stock, as soon as practicable after the Board of Directors determines that all outstanding Litigation Warrants have expired and that no additional Litigation Warrants will be issued (such date of determination, the “Litigation Warrant Expiration Date”).

iv.         For purposes of Article FIFTH, paragraph (b)(iii), “pro rata” means a fraction (expressed as a percentage), the numerator of which is the number of shares of Series A-2 Common Stock held by a then Series A-2 Common Stock holder, and the denominator being the aggregate number of shares of Series A-2 Common Stock then outstanding (exclusive of the number of shares of Series A-2 Common Stock being issued to such exercising holder of Litigation Warrants). For the avoidance of doubt, the exercising holder of such Litigation Warrants shall not be entitled to proceeds from the exercise of such holder’s Litigation Warrants.

v.           As soon as practicable upon the Litigation Warrant Expiration Date, (1) each share of the Series A-1 Common Stock and each share of the Series A-2 Common Stock will be reclassified as Class A Common Stock and (2) the Board of Directors, to the extent the Board of Directors deems it to be in the best interest of the Corporation and its stockholders, shall take all necessary, required and advisable actions in respect of the listing the Class A Common Stock on an over-the-counter exchange or a national exchange (if the Corporation so qualifies). For the avoidance of doubt, upon the Litigation Warrant Expiration Date, the Corporation shall cease to issue (i) shares of Series A-2 Common Stock and (ii) shares of Series A-1 Common Stock to maintain the Series A-1 Ratio, and the Series A-1 Ratio shall have no further force or effect.

(c)          Rights and Privileges of Class B Common Stock; Automatic Conversion.

i.            Class B Common Stock shall be identical in all respects and shall have equal rights and privileges with the Class A Common Stock, except for the automatic conversion of the Class B Common Stock as described below.

ii.         The Corporation shall redeem from the members of the Plan Sponsor Group, on a pro rata basis, the Class B Common Stock issued to the Plan Sponsor Group (as defined in the Chapter 11 Plan) on the Effective Date with the proceeds received by the Corporation upon the timely exercise of the Reorganized KDI Warrants. Upon the expiration of the Reorganized KDI Warrants, any outstanding shares of Class B Common Stock which have not been redeemed by the Corporation shall automatically convert to shares of Series A-1 Common Stock.

(d)          Dividends.

i.            No dividends or stock splits shall be permitted by the Board of Directors until all shares of Class B Common Stock have either been redeemed or automatically converted into shares of Series A-1 Common Stock in accordance with Article FIFTH hereof.

ii.         Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, holders of each series of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Corporation legally available therefor; provided, however, that, subject to the provisions of this section (d) of this Article FIFTH, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

iii.         In the case of dividends or other distributions on Common Stock payable in a series of Class A Common Stock, including without limitation distributions pursuant to stock splits or divisions of Class A Common Stock, only shares of such series of Class A Common Stock shall be distributed with respect to Class A Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock, each series of Common Stock shall receive a dividend or distribution in shares of its series of Common Stock and the number of shares of each series of Common Stock payable per share of such series of Common Stock shall be equal in number.

(e)          Stock Splits. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class or series of Common Stock unless the outstanding shares of all classes and series of Common Stock shall be proportionately subdivided or combined.

(f)          Options, Rights or Warrants.  The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Amended and Restated Certificate of Incorporation and as shall be approved by the Board of Directors.

(g)          Voting Rights. At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of the stockholders, every holder of record of shares of Series A-1 Common Stock and Series A-2 Common Stock (and to the extent any shares are issued and outstanding, shares of Class B Common Stock), on the relevant record date, shall be entitled to one (1) vote in person or by proxy for each share of Series A-1 Common Stock and Series A-2 Common Stock (and Class B Common Stock, if applicable) registered in his or her name on the transfer books of the Corporation. Except as otherwise required by law or by Article FIFTEENTH or Article FOURTH, the holders of each class and series of Common Stock shall vote together as a single class, on all matters with respect to which a vote of the stockholders of the Corporation is required under applicable law or under this Amended and Restated Certificate of Incorporation or on which a vote of the stockholders is otherwise duly called for by the Corporation, subject to the rights that may be conferred upon holders of Preferred Stock.

(h)          Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of any issued and outstanding Preferred Stock in accordance with the terms of such Preferred Stock, the remaining assets and funds of the Corporation shall be distributed to the holders of shares of Common Stock, without regard to series or class. For purposes of this paragraph (h), none of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section: (1) a consolidation or merger of the Corporation with or into any other corporation or other entity; (2) a merger of any other corporation or other entity into the Corporation (whether or not the Corporation is the entity surviving the consolidation or merger); (3) a reorganization of the Corporation; (4) the purchase or redemption of all or part of the outstanding shares of any series, class or classes of Common Stock of the Corporation; (5) a sale or transfer of all or any part of the assets of the Corporation; or (6) a share exchange to which the Corporation is a party.

(i)            Reorganization, Consolidation and Merger. In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock of any series or class shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any other series or class of Common Stock.

SIXTH:                PREFERRED STOCK.

(a)          Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in a class or series and, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof, including but without limiting the generality of the foregoing, the following:

i.            entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends, or to no dividends;

ii.         entitling the holders thereof to receive dividends payable on a parity with, junior to or in preference to the dividends payable on any other class or series of capital stock of the Corporation;

iii.         entitling the holders thereof to rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any other distribution of the assets of, the Corporation, on a parity with, junior to or in preference to the rights of any other class or series of capital stock of the Corporation;

iv.         providing for the conversion or exchange, at the option of the holder or of the Corporation or both, or upon the happening of a specified event, of the shares of Preferred Stock into shares of any other class or classes or series of capital stock of the Corporation or of any series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine, or providing for no conversion;

v.           providing for the redemption, in whole or in part, of the shares of Preferred Stock at the option of the Corporation or the holder thereof, or upon the happening of a specified event, in cash, bonds or other property, at such price or prices (which amount may vary under different conditions and at different redemption dates), within such period or periods, and under such conditions as the Board of Directors shall so provide, including provisions for the creation of a sinking fund for the redemption thereof, or providing for no redemption;

vi.         providing for voting rights or having limited voting rights or enjoying general, special or multiple voting rights; and

vii.         specifying the number of shares constituting that series and the distinctive designation of that series.

(b)          The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of the applicable Preferred Stock Designation.

SEVENTH:           BOARD OF DIRECTORS. Subject to the rights of holders of Preferred Stock to elect additional directors under certain circumstances, the Corporation shall be governed in accordance with the following provisions:

(a)          The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

i.            In all elections of directors, the holders of shares of each series of Class A Common Stock, voting together as a single class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of shares of the Class A Common Stock, as single class with such holders of shares of Preferred Stock), shall be entitled to elect the members of the Board of Directors.

ii.         Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause of a member of the Board of Directors elected as per this Article SEVENTH shall be filled by a vote of the remaining director or directors then in office, even if less than a quorum.

(b)          Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in the Bylaws of the Corporation.

EIGHTH:              REMOVAL OF DIRECTORS.

(a)          Removal for Cause. Any director may be removed from office for cause by the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock (and any series of Preferred Stock then entitled to vote at an election of directors), voting together as one class.

(b)          Common Stock Removal Without Cause. Any director elected by the vote of the holders of Common Stock voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Common Stock, as one class with such holders of Preferred Stock) may be removed from office at any time, without cause, solely by the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock, voting separately as a class (or if any holders of Preferred Stock are entitled to vote thereon together with the holders of Common Stock, as one class with such holders of Preferred Stock).

NINTH:                 BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to alter or repeal the Bylaws of the Corporation, or adopt any new Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders.

TENTH:                 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)          Each person who was or is made a party to, is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or entity, or as its member, manager or representative in a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, member, manager or representative or in any other capacity while serving as a director, officer, trustee, member, manager or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in this Article TENTH with respect to Proceedings to enforce rights to indemnification and “Advancement of Expenses” (as defined below), the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(b)          In addition to the right to indemnification conferred in this Article TENTH, an Indemnitee shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorney’s fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, an Advancement of Expenses, provided to an Indemnitee in his or her capacity as a director or officer (but not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan), shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article TENTH or otherwise.

(c)          If a claim under this Article TENTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article TENTH or otherwise shall be on the Corporation.

(d)          The rights to indemnification and to the Advancement of Expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(e)          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

(f)          The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

(g)          The rights conferred upon Indemnitees in this Article TENTH shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article TENTH that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ELEVENTH:         LIMITATION ON DIRECTOR LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this Article ELEVENTH shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TWELFTH:           MEETINGS OF STOCKHOLDERS. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, by the Board of Directors pursuant to a resolution or by the requisite holders of shares of Common Stock in accordance with the Bylaws. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting.

THIRTEENTH:              CORPORATE ACTIONS. All rights to vote and all voting power shall be vested exclusively in the holders of Common Stock, except as otherwise expressly provided by the Board of Directors set forth in the Preferred Stock Designations pursuant to Article SIXTH of this Amended and Restated Certificate of Incorporation or as otherwise expressly required by the laws of the State of Delaware. At every meeting of stockholders duly called and held at which a quorum is present (i) in all matters other than the election of directors, a majority of the votes that could be cast at the meeting upon a given question and (ii) in the case of the election of directors, a plurality of the votes that could be cast at the meeting upon the election, by the holders who are present in person or by proxy, shall be necessary, in addition to any vote or other action that may be expressly required by the provisions of this Amended and Restated Certificate of Incorporation or by the laws of the State of Delaware, to decide the question or election.

FOURTEENTH:           QUORUM. Any quorum with respect to the vote of stockholders and the Board of Directors, respectively, shall be governed by the Corporation’s Bylaws.

(a)          Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the question shall constitute a quorum at all meetings of the stockholders, and every reference in this Amended and Restated Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for the purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

(b)          If a quorum shall fail to attend any meeting, the chairman of the meeting, or the holders of a majority of the voting rights of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time until a quorum shall attend.

(c)          If a notice of any adjourned meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting, provided that they represent at least one third (1/3) of the voting rights of the shares entitled to vote at such meeting, shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

FIFTEENTH:              AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation; provided, however, that any proposal to modify, revise, alter or amend this Amended and Restated Certificate of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of any class or series of Common Stock so as to disproportionately affect them adversely will require the approval of the holders of a majority of the votes entitled to be cast by the holders of the shares of the class or series so affected by the proposed amendment, voting separately as a class or series, as applicable. Notwithstanding anything herein to the contrary or any provision of law which might not otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of the capital stock required by law, Articles NINTH, TENTH, ELEVENTH and TWELFTH shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the affirmative vote of the holders of at least two thirds (2/3) of the votes entitled to be cast by the holders of Common Stock, voting together as a single class.

SIXTEENTH:              RESTRICTIONS ON OWNERSHIP, ACQUISITION AND REDEMPTION OF SHARES.

(a)          Definitions. For purposes of this Article SIXTEENTH and Article FOURTH, the following capitalized terms shall have the following respective meanings:

“Acquire” means the acquisition of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of ownership of Common Stock pursuant to the exercise of a Reorganized KDI Warrant or a Litigation Warrant; or (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner. The terms “Acquires” and “Acquisition” shall have the same meaning.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights or options including within the meaning of Treasury Regulation Section 1.382-4(d)(9) to purchase stock of the Corporation and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).

“Effective Date” means the effective date of the Plan of Reorganization, which shall be the date of filing of this Certificate of Incorporation.

“Five-Percent Shareholder” means (i) a Person or group of Persons that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulations Section 1.382-2T(g) or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Section 1.382-2T(f) of the Treasury Regulations) of the Corporation if such Person has a “public group” of that individual, or a “higher tier entity” of such Person has a “public group” or individual, that is treated as a “5-percent shareholder” of the Corporation pursuant to Section 1.382-2T(g) of the Treasury Regulations.

“Initial Substantial Holder” means a holder of at least five percent (5.0%) of any class of the Corporation Securities as of the Effective Date or upon the exercise of a Reorganized KDI Warrant or a Litigation Warrant, after giving effect to the Plan of Reorganization.

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k) and 1.382-4(d); provided, however, only for purposes of determining the percentage stock ownership of any entity (and not for determining the ownership of any other Person), Company Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulations Section 1.382-2T(h)(2)(i)(A).

“Person” means an individual, firm, corporation, estate, trust, association, limited liability company, partnership, limited liability partnership, joint venture or similar organization or otherwise treated as an “entity” with the meaning of Treasury Regulations Section 1.382-3(a)(1).

“Plan of Reorganization” means the Amended Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code, as confirmed by order dated August 7, 2013 by the Bankruptcy Court.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article SIXTEENTH.

“Restriction Release Date” means the earliest of (i) any date after the Effective Date if the Board of Directors in good faith determines that the requirements under Section 382(l)(5) of the Code will not be satisfied pursuant to the consummation of the Plan of Reorganization; (ii) sixty (60) days after the second anniversary of the Effective Date; (iii) any date after the Effective Date if the stockholders of the Corporation so vote in accordance with applicable law; (iv) any date after the Effective Date, but not earlier than January 1, 2017, if the Board of Directors in good faith determines that it is in the best interests of the Corporation and its stockholders for the ownership and transfer limitations set forth in this Article SIXTEENTH to expire; or (v) no significant value attributable to the Tax Benefits would be preserved by continuing the Transfer restrictions herein.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition of Corporation Securities. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulations Section 1.382-4(d)(9)) other than the grant of an option by the Corporation or the modification, amendment or adjustment of an existing option granted by the Corporation.

“Treasury Regulation” shall mean the income tax regulations (whether temporary, proposed or final) promulgated under the Code and any successor regulations.

(b)          Ownership Limitations.

(i)            To preserve the Tax Benefits, from and after the Effective Date and prior to the Restriction Release Date, no Person shall be permitted to make a Transfer, and any such purported Transfer will be void ab initio, to the extent that after giving effect to such purported Transfer (A) any Person or group of Persons shall become a Five-Percent Shareholder or (B) the Percentage Stock Ownership of any Initial Substantial Holder shall be increased. Notwithstanding the foregoing, nothing in this Article SIXTEENTH shall prevent a Person from Transferring Corporation Securities to a new or existing public group of the Corporation, as defined in Treasury Regulations Section 1.1382-2T(f)(13) or any successor regulations. In addition, this clause (i) is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of the Nasdaq National Market, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.

(ii)            The restrictions set forth in Section (b)(i) of this Article SIXTEENTH shall not apply to a proposed Transfer if the transferor or the transferee, upon providing at least fifteen (15) days prior written notice of such proposed Transfer to the Board of Directors, obtains the written consent to the proposed Transfer from a majority of the Board of Directors. The Board of Directors shall consent to such proposed Transfer within ten (10) days of receiving such written notice, unless the Board of Directors determines in good faith based on its reasonable assessment that the proposed Transfer meaningfully increases the risk of limitation on the Corporation and its subsidiaries use of the Tax Benefits under Section 382 of the Code. As a condition to granting its consent, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors determines.

(c)       Treatment of Excess Securities.

(i)            No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been Acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities.

(ii)           The Corporation may require as a condition to the registration of the Transfer of any Corporate Securities or the payment of any distribution on any Corporate Securities that the proposed transferee or payee furnish the Company all information reasonably requested by the Corporation with respect to the direct and indirect ownership interests in such Corporate Securities. The Corporation may make such arrangements or issue such instructions to the stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article SIXTEENTH.

(iii)          If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation, such recording and the Prohibited Transfer shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (including over the Nasdaq National Market or other national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section (c)(iv) of this Article SIXTEENTH if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(iv)          The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:

(A)            first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(B)            second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (i) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer or, (ii) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (iii) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the counter market, then as determined in good faith by the Board of Directors, which amount (or fair market value) shall be determined at the discretion of the Board of Directors); and

(C)            third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors.

The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of this Section (c)(iv). Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article SIXTEENTH inure to the benefit of the Corporation.

(v)            In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities” and individually, a ‘‘Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article SIXTEENTH, the application of this Section (c) shall be modified as described in this clause (c)(v). In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were Acquired) to cause such Five-Percent Shareholder, following such disposition, to not to be in violation of this Article SIXTEENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section (c), except that the maximum aggregate amount payable either to such Five-Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five-Percent Shareholder or such other Person. The purpose of this Section (c)(v) is to extend the restrictions in Sections (c)(iii) and (c)(iv) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section (c)(v) along with the other provisions of this Article SIXTEENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(vi)          If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section (c)(iii) of this Article SIXTEENTH, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

(d)            Bylaws; Legends; Compliance.

(i)            The bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article SIXTEENTH.

(ii)            All certificates representing Corporation Securities issued after the effectiveness of this Article SIXTEENTH and prior to the Restriction Release Date shall bear a conspicuous legend as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO OWNERSHIP RESTRICTIONS PURSUANT TO ARTICLE SIXTEENTH OF THE CERTIFICATE OF INCORPORATION OF PIKSEL, INC. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”

(iii)            The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article SIXTEENTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(e)          Board Determinations.

(i)          The Board of Directors shall have the power to determine all matters necessary for determining compliance with this Article SIXTEENTH, including, without limitation: (A) the identification of Five-Percent Shareholders; (B) whether a Transfer is a Prohibited Transfer; (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder; (D) whether an instrument constitutes a Corporation Security; (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (c)(ii) of this Article SIXTEENTH; (F) whether compliance with any restriction or limitation on stock ownership and transfers set forth in this Article SIXTEENTH is no longer required; and (G) any other matters which the Board of Directors determines to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article SIXTEENTH.

(ii)         Nothing contained in this Article SIXTEENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, subject to Section 242(b) of the General Corporation Law by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article SIXTEENTH; provided, that such ownership interest percentages may only be modified to the extent necessary to reflect changes to Section 382 of the Code and the applicable Treasury Regulations, (B) modify the definitions of any terms set forth in this Article SIXTEENTH, or (C) modify the terms of this Article SIXTEENTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be a modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(f)          Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand, then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Article SIXTEENTH shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article SIXTEENTH being void ab initio or (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article SIXTEENTH.

(g)          Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article SIXTEENTH who knowingly violates the provisions of this Article SIXTEENTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

(h)          Severability. The purpose of this Article SIXTEENTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article SIXTEENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article SIXTEENTH.

[Remainder of Page Intentionally Left Blank]

THE UNDERSIGNED, being the duly qualified Secretary of the Corporation, has executed this Certificate on August 15, 2013.

/s/ Fabrice Hanaide
Fabrice Hamaide, Secretary

[Signature Page to Piksel, Inc. Amended and Restated Certificate of Incorporation]